MORLEY CAPITAL
MANAGEMENT, INC.

Code of Ethics
Dated February 2016

Table of contents
I.    Introduction    2
II.    what is expected of me? core requirements of the Code of ethics    3
A.    Statement of General Principles and Standard of Conduct    3
B.    General prohibitions    3
III.    Am I an Access person? definition, exempt access persons, and limited access persons    4
A.    Access Person Definition    4
B.    Exempt Access Persons    5
C.    Limited Access Persons    5
IV.    What do I need to DO? reporting, disclosure information and certification requirements    5
A.    Gift, Meals & Entertainment    6
B.    Outside Business Activities    6
C.    Reporting Requirements    6
D.    Reporting Convictions or Injunctions    10
V.    What DOES THE CODE OF ETHICS RESTRICT? Personal trading and Market timing    11
A.    Trading preclearance and other trading procedures    11
B.    Categories of Personal Trading Restrictions    13
VI.    WHAT HAPPENS WHEN A VIOLATION OCCURS? Reporting A Violation, Consequence of personal violations    15
A.    Reporting a violation    15
B.    Sanctions    16

VII.    Administrative Matters    16
A.    Board of approval    16
B.    Annual Reporting to Investment Company Clients    17
C.    Retention of Records    17

I.	Introduction

Morley Capital Management (MCM) has adopted this Code of Ethics (Code) in order to comply with provisions of the Investment Company Act of 1940 and the Investment Advisers Act of 1940 applicable to the firm.(1)

The Rules make it unlawful for access persons, in connection with the purchase or sale by such persons of securities held or to be acquired by any Client(2):

1.	To employ any device, scheme or artifice to defraud such Client;

2.
To make to the Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon such Client; or

4.	To engage in a manipulative practice with respect to such Client.

MCM affirms its confidence in the integrity and good faith of all of the employees, officers, and directors of MCM, but acknowledges that certain personnel potentially have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by Clients. If MCM Access Persons engage in personal Covered Securities(3) transactions, these individuals could be in a position where their personal interests may conflict with the interests of Clients. Accordingly, this Code is designed to prevent conduct that could create an actual or potential conflict of interest with any Client.

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(1)	Rule 17-j of the Investment Company Act of 1940. Rule 204A-1 of the Investment Advisers Act of 1940.

(2)
Client means: 1) Any investment company registered under the Act or any series of a registered investment companies for whom MCM acts as investment adviser or sub-adviser; or 2) Any separately managed investment account, commingled/collective investment trust fund, hedge fund, or other similar investment arrangement, which is advised by MCM.

(3)
Covered Security includes, but is not limited to: common and preferred stocks, fixed income securities, open-end mutual funds, exchange-traded funds, closed-end funds and unit investment trusts. Also included are derivatives, options or futures to purchase or sell, and security convertible into or exchangeable for such securities. Certain Covered Securities are exempt from the provisions of this Code; these exemptions are detailed in Section V (B)(5).

In addition to this Code, all employees of MCM are also subject to the Principal Financial Group Corporate Code of Business Conduct and Ethics and other policies, which can be found on the Inside the Principal® intranet site.

II.	WHAT IS EXPECTED OF ME? CORE REQUIREMENTS OF THE CODE OF ETHICS

A.	Statement of General Principles and Standard of Conduct

It is the duty of all Access Persons to place the interests of our Clients first at all times. Thus, all Covered Persons must:

1.	Conduct all personal Covered Securities transactions in a manner that is consistent with this Code;

2.	Avoid any actual or potential conflict of interest with Clients;

3.	Adhere to the fundamental standard to not take inappropriate advantage of positions of trust and responsibility;

4.	Safeguard material non-public information about Client transactions including the disclosure of portfolio holdings; and

5.	Comply with all federal securities laws.

This Code applies to transactions in Covered Securities for the accounts of all Access Persons and any other accounts in which they have any beneficial ownership. It imposes certain investment restrictions and prohibitions and requires the reports set forth below. If Access Persons become aware of material non-public information, or if a Client is active in a given Covered Security, some personnel may find themselves frozen in a position. MCM will not bear any losses in personal accounts resulting from the implementation of any portion of the Code.

MCM’s commitment to integrity and ethical behavior remains constant. Every person, every day, must reflect the highest standards of professional conduct and personal integrity. Good judgment and the desire to do what is right are the foundation of our reputation.

Any situation that may create, or even appear to create, a conflict between personal interests and the interest of MCM or our Clients must be avoided. It is essential to disclose any questionable situations to Compliance as soon as such situation arises.

B.	General prohibitions

1.
All Access Persons will keep information pertaining to Clients’ portfolio transactions and holdings confidential. No person with access to securities recommendations or pending securities transactions and Client portfolio holdings should disclose this information to any person, unless such disclosure is made in connection with his or her regular functions or duties. All possible care should be taken to avoid discussing confidential information in circumstances which would disclose this information to anyone who would not normally have access to such information.

2.
No Access Person will selectively disclose non-public information concerning the portfolio holdings of any Client to anyone who does not have a legitimate business need for such information that is consistent with the interests of the Fund and other Client accounts, and MCM’s Portfolio Holding Disclosure Policy.

3.	No Access Person will use information concerning prospective or actual portfolio transactions in any manner that could be detrimental to the interests of a Client.

4.
No Access Person will purchase, sell, or exchange shares of any series of a Reportable Fund while in possession of material non-public information concerning the portfolio holdings of any series of the Reportable Fund.(4)

5.
No Access Person will engage in, or help others engage in, market timing in any shares of Reportable Funds. This prohibition does not apply to short-term transactions in money market funds, unless these transactions are part of a market timing strategy of other Reportable Funds. The market timing prohibition also does not apply to contributions to a 401(k) program or an automatic reinvestment program. However, this program does apply to internal transfers within a 401(k) program to the extent such transactions violate a Reportable Fund’s policy against market timing. Any profits derived by a Covered Person as a result of such impermissible market timing may be subject to disgorgement at the discretion of the Chief Compliance Officer (CCO).(5)

6.	No Access Person will engage in, or help others engage in, late trading(6) of Reportable Funds for any purpose.

7.
No Access Person will use his or her position for his or her personal benefit or attempt to cause a Client to purchase, sell, or hold a particular Covered Security when that action may reasonably be expected to create a personal benefit for the Access Person. No Access Person will engage in any act, practice, or course of conduct which would violate applicable provisions of the Rules.

III.	Am I an Access person? definition, exempt access persons, and limited access persons

A.	Access Person Definition

Access Person means a supervised person who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic, as well as any other person that the CCO determines to be an Access Person. An Access Person shall not include any person whom the CCO and President determine to be an Exempt Access Person or Limited Access Person. Certain individuals are presumed to be Access Persons solely based on their role as an officer or director. If those individuals

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(4)	Reportable Fund means any registered Investment Company, collective investment trust or separately managed portfolio for which MCM serves as an investment adviser or sub-adviser.

(5)	Chief Compliance Officer or CCO means the Chief Compliance Officer of MCM or the CCO’s designee, as applicable.

(6)
Late trading is defined as (1) entering or canceling any buy, sell, transfer, or change order after the close of the regular trading on the New York Stock Exchange (generally, 4:00 p.m., Eastern Time); or (2) trading shares in a Reportable Fund later than any time designated in the Reportable Fund’s prospectus as the timing of calculation of the Reportable Fund’s net asset value.

do not have day to day operational or management responsibilities for MCM, and are subject to the Code of Ethics of an affiliated investment adviser, then the Access Person will have been deemed to satisfy the personal securities trading provisions of the Code by satisfying the personal securities trading provisions of the Code of Ethics for their primary investment adviser. The CCO will evaluate the Code of Ethics of the affiliated investment adviser.

B.	Exempt Access Persons

If an officer, director, employee, temporary employee or other related person of MCM does not have access to non-public information with respect to Client portfolio holdings, transactions or securities recommendations and is not involved in the process of recommending or executing securities transactions, the President and CCO may deem such person to be an Exempt Access Person. The CCO will promptly notify an Exempt Access Person of such designation in writing. Exempt Access Persons are relieved from the provisions of the Code, except as noted below.

C.	Limited Access Persons

If a member of the Board of Directors can be deemed to meet the definition of an Access Person in accordance with Rule 204(1)-A, but does not work in the MCM office, is an employee of The Principal Financial Group, Principal Global Investors, or an affiliate, and complies with their respective Code of Ethics, the President and CCO may deem such person to be an Limited Access Person. The CCO must promptly notify a Limited Access Person of such designation in writing. Limited Access Persons are relieved from the provisions of the Code, except as noted below.

1.
Limited Access Persons must submit an Annual Certification of Compliance which outlines that their status as a Limited Access Person is contingent upon adherence to their respective Codes of Ethics and that MCM will be provided any documentation required to be collected and maintain pursuant to regulatory requirements.

IV.	WHAT DO I NEED TO DO? REPORTING, DISCLOSURE INFORMATION AND CERTIFICATION REQUIREMENTS

MCM uses Sungard PTA for reporting, disclosure and certification requirements under the Code. When an Access Person joins the firm, they receive Sungard PTA from Compliance. Access Persons are then required to submit the various documents mentioned below via Sungard PTA.

A.	Gift, Meals & Entertainment

Access Persons are required to promptly report any gifts or entertainment given to or received from any Client, prospective client, service provider, vendor or third party that has a business relationship with MCM or its Clients (“Business Associates”). Restrictions related to providing and giving gifts, entertainment and meals are detailed in the Gifts, Meals and Entertainment Policy. Access Persons are prohibited from accepting cash gifts or cash equivalents from any Business Associate. Access Persons are prohibited from soliciting gifts from anyone in exchange for any business, services, or confidential information.

B.	Outside Business Activities

Access Persons must receive approval from the CCO prior to serving as a director or trustee for any corporation, non-profit agency or other organization. Access Persons also must receive prior approval from the CCO before they engage in any other outside business activity. An outside business activity is generally considered any activity that results in direct or indirect compensation, including, but not limited to: employment, consulting, contracting or otherwise providing services. An Access Person may obtain approval to engage in an outside business activity by submitting a completed Request for Approval of Outside Business Activity form to the Compliance Department via Sungard PTA. If the approval is granted, the Access Person may be subject to information barriers or additional restrictions, and it will be the responsibility of the Access Person to promptly notify Compliance if any conflict or potential conflict of interest arises. The CCO will determine whether the activity would create a conflict of interest.

C.	Reporting Requirements

1.	Initial Holdings Reports

All Access Persons are required to report all personal Covered Securities holdings to the CCO. New Access Persons are required to submit an Initial Holdings Reports no later than 10 calendar days after the person becomes an Access Person. All Initial Holdings Reports will provide information that is current as of a date no more than forty-five (45) days before the Initial Holding Report is submitted.

The Initial Holdings Report will contain the following information:

i.
The name of the security, security symbol or CUSIP, type of security, number of shares and principal amount of each Covered Security and type of interest (direct or indirect) the Access Person had beneficial ownership when the person became an Access Person;

ii.
The name of any broker, dealer, bank, plan administrator or other institution with which the Access Person maintained an account and the account number in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

iii.	The date the report is submitted and the date as of which the information is current.

2.	Quarterly Transactions Reports

All Access Persons will report to the CCO, the information described below with respect to transactions in any Covered Security in which such person has or acquires any direct or indirect beneficial ownership in the Covered Security.

Reports required to be made under this paragraph will be made not later than thirty (30) calendar days after the last day of the quarter in which the transaction occurred. All Access Persons shall be required to submit a report for all periods, including those periods in which no Covered Securities transactions were effected. Each report shall contain the following information:

i.
The date of the transaction, the name of the Covered Security, security symbol or CUSIP, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved.

ii.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii.	The price at which the transaction was effected;

iv.	The name of the broker, dealer, bank, plan administrator or other institution with or through which the transaction was effected, and the account number where security is held; and

v.	The date the report is submitted.

All Access Persons will direct their brokers to supply duplicate copies of all monthly brokerage statements for all Covered Securities held in any accounts in which the Access Person is a beneficial owner to the CCO on a timely basis.

If the Access Person establishes a new account during the quarter that holds Covered Securities for the direct or indirect benefit of the Access Person, then the Access Person will report the following information:

i.	The name of the broker, dealer, bank, plan administrator or other institution with which the Access Person established the account;

ii.	The date the account was established; and

iii.	The date the report is submitted.

To ensure that the Code’s requirements are met and to comply with the SEC’s objective for enhanced disclosure, all Access Persons must report on a quarterly basis to the CCO certain transactions in Reportable Funds (excluding money market funds) in all accounts for which an Access Person has beneficial ownership.(7) All sales, exchanges, and new purchases in Reportable Funds must be disclosed on a quarterly basis by all Access Persons.

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(7)
Beneficial Ownership shall be interpreted in the same manner as it would be in determining whether a person is considered a beneficial owner as defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, which generally encompasses those situations where the beneficial owner has or shares the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in Covered Securities. A person is normally regarded as the beneficial owner of Covered Securities with respect to:

1.
Covered securities that are held by the individual or by members of the individual’s immediate family sharing the same household (including, but not limited to a husband, wife, domestic partner, minor child, or relative);

2.	The person’s interest in Covered Securities held in a discretionary or trust account; or

3.	The person’s right to acquire Covered Securities through the exercise or conversion of stock options, warrants or convertible debt, whether or not presently exercisable; or

4.	All other Covered Securities held in any other account for which the person has investment discretion or authority.

3.	Annual Holdings Reports

All Access Persons will disclose all personal Covered Securities holdings on an annual basis within thirty (30) calendar days after the end of the calendar year. All Annual Holdings Reports will provide information on personal Covered Securities holdings that is current as of a date no more than thirty (30) calendar days before the Annual Report is submitted. Such Annual Reports will contain the following information:

i.
The name of the security, security symbol or CUSIP, number of shares and principal amount of each Covered Security and type of interest (direct or indirect) in which the Access Person beneficial ownership;

ii.
The name of any broker, dealer, bank, plan administrator or other institution with which the Access Person maintains an account and the account number in which any Covered Securities are held for the direct or indirect benefit of the Access Person; and

iii.	The date that the report is submitted by the Access Person and the date as of which the information is current.

4.	Annual Certification of Compliance

All Access Persons will be provided with a copy of this Code and any amendments, and all Access Persons shall certify annually that:

i.	They have received, read and understand the Code and recognize that they are subject to its provisions;

ii.	They have complied with the requirements of the Code; and

iii.	They have reported all personal Covered Securities transactions required to be reported in accordance with the requirements of the Code.

Additionally, Access Persons may make such acknowledgements on their Annual Holdings Reports.

5.	Personal Brokerage Accounts

All Access Persons will provide the CCO with a listing of all brokerage accounts that the Access Person has beneficial ownership of any Covered Security or Reportable Funds at the start of their employment and on an annual basis thereafter.

All Access Persons must report to the CCO any new brokerage account, or any account opened for the purchase of Reportable Funds, within thirty (30) calendar days of the account being opened.

No Access Persons will request or receive financial benefit or special dealing benefits for any personal brokerage account, which are not made available to the general public on the same terms and conditions.

6.	Non-Discretionary Accounts

The Rule provides an exemption from reporting requirements when an Access Person’s securities are held in accounts over which the Access Person has no direct or indirect influence or control.(8) The exact language is as follows: your code of ethics need not require an access person to submit: (i) any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control.

To maintain a non-discretionary account consistent with this reporting exemption, the following process must be followed.

i.	The Access Person must submit a written request to the CCO or designee prior to establishing the account.

ii.
The CCO or designee will evaluate the request and provide a written response to the Access Person. This evaluation will include obtaining information about the trustee or third-party manager’s relationship to the Access Person.

iii.
Once the approved account is established, the securities transactions executed within the account will be exempt from the prohibitions in Section V(A)(1-3) and Section V(B)(4) and the reporting requirements of Section IV(C), with the following exception: the account must be reported consistent with Section IV.(C)(1).

iv.	Annually, the Access Person must certify to not having direct or indirect influence or control over the account.

v.	On a sample basis, Compliance may request reports on holdings of and/or transactions made in the non-discretionary account.

vi.
If the non-discretionary nature of the account changes, the Access Person must notify the CCO or designee immediately. At that time, the account will become subject to the restrictions and reporting requirements noted in Section V(B) and Sections IV(C).

7.	PFG Employee Benefit Plans

The following PFG employee benefit plans are considered Covered Accounts. Access Persons are not required to report these accounts or transactions executed therein. The Compliance Department may obtain holdings and transaction information for these accounts directly from PFG Human Resources.

i.	PFG Employee Stock Purchase Plan

ii.	PFG Excess Savings Plan

iii.	PFG 401(k) Plan

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(8)    Control means the ability to exercise a restraining or directing influence over something.

Please note that PFG stock, stock options, or performance share awards held within a personal brokerage account (and no longer held by a plan administrator) must be reported. Duplicate account statements for such accounts should be provided to Compliance.

8.	Review of Reports and Notification

The CCO will appoint appropriate personnel to review all brokerage account statements as well as Initial, Quarterly and Annual Reports to detect conflicts of interest and abusive practices. In addition, the CCO will notify each Access Person as to the extent to which he or she is subject to the reporting requirements provided under this Code and will deliver a copy of this Code to each Access Person upon request.

9.	Responsibility to Report

The responsibility for reporting is imposed on each Access Person required to make a report to ensure that Compliance is in receipt of timely and complete reports. Efforts on behalf of the Access Person by other services (e.g., brokerage firms) do not change or alter the Access Person’s responsibility. Late reporting is regarded as a direct violation of this Code and will be treated accordingly. Individuals who neglect their responsibility for appropriate reporting as defined in Section IV(C)(1-6) of this Code may be subject to sanctions including suspension of pre-clearance privileges, fines, and, in appropriate cases, termination. Access Persons will be given written notice of the violation, which may also be reported to the Board of Morley Capital Management.

C.	Reporting Convictions or Injunctions

It is the obligation of Access Persons to report convictions or injunctions from any court related to the investment activity. In addition to actions that may result in termination of employment as described in Section VI(B) pursuant to the terms of Section 9 of the Advisers Act, no person may become or continue to be an officer, director, or employee of MCM without an exemptive order issued by the Securities and Exchange Commission (SEC), if such person:

1.
Within the past ten years has been convicted of any felony or misdemeanor involving the purchase or sale of any security; or arising out of his or her conduct as an affiliated person, salesperson or employee of any investment company, bank, insurance company or entity or person required to be registered under the Securities Exchange Act; or as an affiliated person, salesperson, or employee of any investment company, bank, insurance company, or entity or person required to be registered under the Commodities Exchange Act.

2.	Is or becomes permanently or temporarily enjoined by any courts from:

i.
Acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, bank, transfer agent, or entity or a person required to be registered under the Securities Exchange Act, or as an affiliated person, salesperson, or employee of any investment company, bank, insurance company or entity, or a person required to be registered under the Commodity Exchange Act; or

ii.	Engaging in or continuing any conduct or practice in connection with any such activity, or in connection with the purchase or sale of any security.

It is the obligation of each Access Person to immediately report any conviction or injunction falling within the foregoing provisions to the CCO.

V.	What DOES THE CODE OF ETHICS RESTRICT? PERSONAL TRADING AND MARKET TIMING

A.	Trading preclearance and other trading procedures

1.	Pre-clearance of Covered Securities Transactions

Although it is expected that the need for pre-clearance will be limited based upon the prohibitions described in Section V(B)(4) below, the following describes the process associated with pre-clearance requirements.

Access Persons are required to pre-clear all personal transactions in all Covered Securities with the exception of Reportable Funds and securities and transactions described in Section V(B)(5) and Section V(B)(6).

Requests for pre-clearance should be made in writing to the Compliance Department. Pre-clearance requests must include the type of transaction (e.g., buy or sell), the security name, security symbol or CUSIP, the number of shares (or investment amount), the broker name, and account number.

Transactions should not be placed for execution until a pre-clearance request has been submitted and approved. Pre-clearance approval is good only for the day received; therefore, orders should be placed as market or day limit orders. If, for any reason, the trade is not executed on the day on which pre-clearance request is submitted, the Access Person must submit a new request and receive approval prior to placing any subsequent order.

When evaluating a personal trade request for pre-clearance, the following factors may be considered:

i.
Whether the requested security is currently held in any Client account; has been purchased or sold on behalf of a Client account in the past seven days; or is being considered for purchase or sale on behalf of a Client account.

ii.	Whether the Access Person will improperly benefit from the purchase or sale being considered by a Client account.

iii.	Whether the proposed transaction will be conducted in a manner that is consistent with the requirements of the Code.

iv.	Whether the proposed transaction would impact the price of the security.

In addition to the requirements set forth in the Code, the CCO may refuse to grant pre-clearance for a personal securities transaction if it is determined that the transaction may present a material conflict of interest.

2.	Thirty Day Holding Period

A Covered Security that requires pre-clearance or any Reportable Fund held outside of Principal Financial Group’s retirement plans purchased may not be sold until at least thirty (30) calendar days after the purchase trade date. A Covered Security or Reportable Fund sold may not be repurchased until at least thirty (30) calendar days after the sale trade date. No opening transaction in options or futures may be executed if the expiration date is less than thirty (30) calendar days from the date the transaction is to be executed.

Trades made in violation of this policy should be unwound, if possible. Access Persons are responsible for monitoring their own trading activities to comply with the Thirty Day Holding Period requirement. Any violation of the foregoing restriction may result in disgorgement of all profits from the transactions, as well as other possible sanctions. For purposes of this section, calculation of profits will be based on a “last-in, first-out” (LIFO) basis. Exceptions to this policy will be considered in hardship situations, but must be approved in writing, in advance by the CCO.

3.	Blackout Period

The following restrictions are applicable to any Covered Security that requires pre-clearance.

i.
Same Day: Access Persons are prohibited from purchasing or selling a Covered Security on a day when a Client has a pending buy or sell order in that same Covered Security. Furthermore, Access Persons are prohibited from purchasing or selling a Covered Security, which to their knowledge at the time of purchase or sale is being considered for purchase or sale by a Client.

ii.
Seven Day: Access Persons are prohibited from purchasing or selling a Covered Security within seven (7) calendar days before or after MCM trades in that Covered Security on behalf of a Client portfolio.

Trades made in violation of these blackout periods should be unwound, if possible. Any violation of the foregoing restrictions may result in disgorgement of all profits from the transactions, as well as other possible sanctions.

B.	Categories of Personal Trading Restrictions

1.	Investment Clubs

Access Persons are not permitted to participate in investment clubs.

2.	Initial Public Offerings

Access Persons are prohibited from acquiring any Covered Security in an initial public offering.

3.	Private Placements

Access Persons investing in private placements of any kind must obtain prior written approval from the Chief Investment Officer (CIO) and the CCO. The CIO and CCO will weigh many factors to determine whether to grant approval, including whether the private placement should be reserved for Clients; and whether the opportunity is being offered to the Access Person by virtue of his or her position with MCM.

After receiving approval, the access person has a duty to disclose their investment in the private placement if the Access Person is involved in, or has knowledge of a Client’s consideration of an investment in the private placement. In such circumstances, the CIO or a designee with no personal interest in the particular issuer will independently review the Client’s decision to purchase that issuer’s Covered Securities.

All Access Persons requesting private placement approval are required to complete a Private Placement Approval Request Form and submit the form with supporting documentation to the CCO. Approval to invest in a private placement will be valid for the period of time stated in the approval, but may be withdrawn at any time prior to the Access Person’s purchase in the private placement.

New Access Persons must disclose pre-existing private placement securities on their Initial Holdings Report. New Access Persons must complete and return the Approval Request to the CCO for review by the CIO and CCO. Access Persons may be required to liquidate or terminate their investment in a private placement if deemed by the CIO and CCO to be a conflict of interest.

4.	Prohibited Securities

All Access Persons are prohibited from purchasing any Covered Security type that MCM purchases on behalf of its clients including, but not limited to:

i.	Mortgage backed debt securities,

ii.	Commercial mortgage backed debt securities,

iii.	Corporate bonds,

iv.	Foreign bonds, and

v.	Asset backed debt securities.

If such securities have been acquired prior to the effective date of this prohibition, Access Persons will be permitted to divest of such securities by adhering to the pre-clearance requirements as described in Section V(A)(1). Exempt securities, as described below are not subject to this restriction.

5.	Exempt Securities

The following securities are exempt from the pre-clearance requirement of Section V(A)(1), the restrictions of Section V(A)(2) and Section V(A)(3), and the reporting requirements of Section IV(C):

i.	Direct obligations of the United States government,

ii.	Bankers’ acceptances,

iii.	Bank certificates of deposit,

iv.	Commercial paper,

v.	Shares held in money market funds,

vi.	Shares held in open-end funds other than Reportable Funds,

vii.	Shares of unit investment trusts that are exclusively invested in one or more open-end Funds that are not Reportable Funds, and

viii.	Municipal securities available for purchase only through 529 College Savings Plans.

The following securities are exempt from the pre-clearance requirement of Section V(A)(1), the restrictions of Section V(A)(2) and Section V(A)(3), but subject to the reporting requirements of Section IV(C):

ix.	Any Covered Security type that MCM may not purchase on behalf of its clients including but not limited to equity securities, equity options, preferred securities, and high yield or junk bonds.

6.	Exempt Transactions

The following transactions are exempt from the pre-clearance requirement of Section V(A)(1), and the restrictions of Section V(A)(2) and Section V(A)(3), but subject to the reporting requirements of Section IV(C):

i.	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence, control or investment discretion or authority

ii.	Purchases or sales which are non-volitional(9) on the part of the Access Person

iii.	Subsequent purchases which are made through an automatic dividend reinvestment or an approved automatic direct purchase plan

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(9)
Non-volitional purchases or sales include those transactions that do not involve a willing act or conscious decision on the part of the director, officer or employee. For example, shares received or disposed of by Access Persons in a merger, recapitalization or similar transaction are considered non-volitional.

iv.
Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired

v.	Purchases or sales of exchange traded funds (ETFs)

vi.	Maturity of a fixed income security

7.	Reportable Funds

Reportable Funds are exempt from the pre-clearance requirement of Section V(A)(1), but are subject to the prohibitions of Section V(A)(2) and the reporting requirements of Section IV(C).

8.	Principal Financial Group Securities

Securities issued by the Principal Financial Group® (PFG) and its subsidiaries, including PFG common stock, are exempt from the pre-clearance requirement of Section V(A)(1) and the restrictions set forth in Section V(A)(2), but are subject to the reporting requirements of Section IV(C). Access Persons are responsible for understanding whether they are subject to the PFG corporate policy and rules on trading in PFG common stock. All Access Persons are prohibited from purchasing PFG stock on margin, trading in put or call options on PFG stock or entering into short sales of PFG stock.

VI.	WHAT HAPPENS WHEN A VIOLATION OCCURS? REPORTING A VILOATION, CONSEQUENCE OF PERSONAL VIOLATIONS

A.	Reporting a violation

1.	Code of Ethics Violations

All Access Persons will promptly report any possible violations of the Code to the CCO. The CCO will timely report all material violations of this Code and reporting requirements to MCM management and the Boards of investment company Clients, as appropriate.

2.	PFG Whistleblower Policy

All Access Persons are subject to the PFG Whistleblower policy, which requires employees to report suspected unethical or fraudulent activity. The following is a list of the types of allegations that should be reported under the policy:

i.	Suspected theft, embezzlement, or criminal activity

ii.	Failure to comply with company compliance policies and procedures

iii.	Administrative practices in conflict with our contractual obligations or ethical principles

iv.	Sharing confidential or proprietary company or customer information with someone who doesn’t have a legitimate business need to know

v.	Falsifying entries within the company’s accounting records

vi.	Violations of the Code of Business Conduct and Ethics, including the following:

a.	Gifts and entertainment

b.	Conflicts of interest

c.	Dishonesty

d.	Accepting unauthorized payments

e.	Insider trading

Access Persons can utilize the PFG Whistle Blower process located at: http://inside.principal.com/gfr/brc/busprac/whistleblower.shtm. Any information provided through the Whistleblower process will remain confidential. Also, the PFG Ethics Hotline can be used at 1-866-858-4433. The Ethics Hotline is staffed twenty-four hours a day, seven days a week.

B.	Sanctions

Access Persons are expected to observe the highest standards of professional conduct when conducting their business and may be held personally liable for any improper or illegal acts committed during their employment. Upon discovering a violation of the Code, the CCO and senior management may impose sanctions they deem appropriate, including, but not limited to: issuing a letter of censure, suspending or terminating the employment of the violator, or referring the matter to the appropriate regulatory or governmental authority.

MCM, in its sole and absolute discretion, reserves the right to direct you to cancel or unwind any trade at your expense. You may also have your positions frozen due to potential conflicts of interest or the appearance of impropriety. MCM may, in its sole and absolute discretion, suspend or revoke your trading privileges at any time.

VII.	Administrative Matters

A.	Board of approval

The CCO will submit any material amendments to the Code to the Board of Directors of MCM no later than six (6) months after adoption of such amendments. MCM is further required to promptly seek approval from each investment company Client for any material changes to this Code within six (6) months of any such change.

B.	Annual Reporting to Investment Company Clients

MCM will, upon request, prepare a written annual report relating to its Code to the Board of each investment company Client for which it acts as investment adviser or sub-adviser. Such annual report shall:

1.	Summarize existing procedures concerning personal investing and any material changes in the procedures made during the past year;

2.	Identify any material violations requiring significant remedial action during the past year;

3.	Identify any recommended changes in the existing restrictions or procedures based upon experience under its Code, evolving industry practices, and developments in applicable laws or regulations; and

4.	Certify that MCM has adopted procedures reasonably designed to prevent Access Persons from violating its Code.

C.	Retention of Records

MCM must, at its principal place of business, maintain records in the manner and to the extent set out below and must make these records available to the SEC or any representative of the SEC, or other applicable regulatory agency at any time and from time to time for reasonable periodic, special or other examinations:

1.	A copy of this Code or any Code which within the past five (5) years has been in effect;

2.
A record of any violation of this Code, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

3.
A copy of each report, certification, or acknowledgement made by an Access Person pursuant to this Code shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made;

4.	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code;

5.
A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of Covered Securities in a private placement, as described in Section V(B)(3) of this Code, for at least five (5) years after the end of the fiscal year in which the approval is granted; and

6.	A copy of each annual report required under Section IV(C) for at least five (5) years after the end of the fiscal year in which it is made.

All such records shall be maintained for at least the first two (2) years in an easily accessible place as deemed appropriate by MCM.